Exhibit 10.12A

DEMAND MEDIA, INC.

First Amendment to

Interim President and CEO Employment Agreement Side Letter

RECITALS

A.

Demand Media, Inc. (the “Company”) and Shawn Colo (the “Executive”) have entered into that certain Interim President and CEO Employment Agreement Side Letter, dated October 14, 2013 (the “Side Letter”).

B.	The Company and the Executive desire to amend certain provisions of the Side Letter pursuant to this First Amendment to the Side Letter, dated October 15, 2013 (the “Amendment”).

For good and valuable consideration, receipt of which is hereby acknowledged by both the Company and the Executive, the Company and the Executive hereby amend the Agreement as follows:

AMENDMENT

1.	Section 3 of the Side Letter (“RSU Grants”) is deleted and replaced in its entirety with the following:
“3.	RSU Grants.
a.

Initial Grant.  In connection with the Executive’s service in the Interim Roles, the Company granted to the Executive, on October 29, 2013 (the “Initial RSU Grant”), in accordance with the terms of this Agreement (as amended), including Section 5(b) below, sixty thousand (60,000) restricted stock units (“RSUs”) pursuant to the Company’s 2010 Incentive Award Plan (as may be amended, the “Plan”).  Ten thousand (10,000) of the RSUs subject to the Initial RSU Grant shall vest on the 14th day of each calendar month beginning with November 14, 2013 (such that all RSUs subject to the Initial RSU Grant shall have vested by April 14, 2015), subject in each case to the Executive’s continued employment with the Company through the applicable vesting date (whether serving in the Interim Roles or the EVP Role).

b.

Subsequent Grants. If the Interim Term continues beyond April 14, 2014, subject to approval by the Committee and the Executive’s continued employment with the Company through the applicable grant date(s), the Company shall grant to the Executive, in one or more grants, as determined by the Committee, a number of RSUs reasonably anticipated by the Committee to permit the Executive to continue to vest in 10,000 RSUs per calendar month over the remainder of the Interim Term (collectively, the “Additional RSUs”). Ten thousand (10,000) Additional RSUs shall vest on the 14th day of each calendar month of the Interim Term beginning with May 14, 2014, subject to the Executive’s continued employment through the applicable vesting date, provided, that if the Interim Term (i) is terminated by the Company other than for Cause or (ii) terminates in connection with the Executive’s termination of employment for Good Reason (each as defined in the Employment Agreement), then, immediately prior to such termination, a pro-rated number of Additional RSUs shall vest, determined by multiplying ten thousand (10,000) by a fraction, the numerator of which equals the number of days elapsed since the immediately preceding fourteenth (14th) day of the calendar month (the “Preceding Vesting Date”) through and including the date of such termination, and the denominator of which equals the total number of days in the calendar month in which the Preceding Vesting Date occurred.  Upon the termination of the Interim Term for any reason, any Additional RSUs that have not vested (after taking into account any accelerated vesting that may apply) shall be forfeited and terminated.

c.

The terms and conditions of the Initial RSU Grant and any Additional RSUs (if any) shall be set forth in one or more separate award agreements in a form prescribed by the Company (each, an “RSU Agreement”), to be entered into by the Company and the Executive, which shall evidence the grant(s) of RSUs.  The RSUs shall be governed in all respects by the terms and conditions of the Plan. For the avoidance of doubt, no extra RSUs shall be granted due to service in both Interim Roles and no RSU grant shall be reduced due to service in only one Interim Role during any portion of the Interim Term.”

2.	Section 5(b)(ii) of the Side Letter (“Extended Interim Payment Period”) is deleted and replaced in its entirety with the following:

“(ii) continue to vest in the Initial RSU grant as provided in Section 3(a) above,”

3.	Section 5(c)(ii) of the Side Letter (“Impact of Severance Termination Prior to April 14, 2014 on Employment Agreement Severance”) is deleted and replaced in its entirety with the following:

“(ii) any unvested RSUs subject to the Initial RSU Grant that would have vested based on continued employment through April 14, 2014 (had the Interim Term continued) shall vest in full immediately prior to such termination of employment,”

Except as expressly provided herein, all terms and conditions of the Side Letter shall remain in full force and effect.

IN WITNESS WHEREOF, Executive and Demand have executed this Amendment as of the date first above written.

EXECUTIVE

/s/ Shawn Colo
Shawn Colo

Demand Media, Inc.

By:	/s/ James Quandt
Its:	Chairman

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